Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WageWorks, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our reports dated March 6, 2012, except as to Note 16 which is as of September 25, 2012, with respect to the consolidated balance sheets of WageWorks, Inc. and subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

October 3, 2012